EXHIBIT 99.1

For Further Information Contact:
Jim Marcelli Lightwave Logic 302-356-2717 jmarcelli@lightwavelogic.com	Phillips W. Smith Lightwave Logic 480-280-9192 phil@lightwavelogic.com	Paul G. Henning Cameron Associates 212-554-5462 phenning@cameronassoc.com

Lightwave Logic to Host Conference Call to Update Shareholders on Positive  Technology Progress and Developments

Newark, Delaware – August 18, 2010:  Lightwave Logic, Inc. (OTC BB: LWLG) a technology company focused on the development of the ‘Next Generation Electro-Optic Polymer Material Platform’ for applications in high speed fiber-optic data communications and optical computing, announced that the company will hold a conference call and webcast on Tuesday, August 24, 2010 at 4:00PM EDT to update shareholders on positive technology progress and developments.

To participate in the conference call by telephone, please dial (877) 407-0781 or (201) 689-8568 (Intl) (no pass code required).   The call will also include a slide presentation which can be accessed via webcast at http://www.investorcalendar.com/IC/CEPage.asp?ID=161254 or www.lightwavelogic.com. If you are unable to participate in the live event, the webcast will be archived on the Lightwave Logic website for a period of 60 days.

“Powered by Lightwave Logic”

Lightwave Logic, Inc. is a development stage company that is producing prototype electro-optic demonstration devices and is moving toward commercialization of its high-activity, high-stability organic polymers for applications in electro-optical device markets. Electro-optical devices convert data from electric signals into optical signals for use in high-speed fiber-optic telecommunications systems and optical computers. Please visit the Company's website, www.lightwavelogic.com, for more information.

Safe Harbor Statement

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words "may," "will," "should," "plans," "explores," "expects," "anticipates," "continue," "estimate," "project," "intend," and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing various engineering and manufacturing programs, changes in customer order patterns, changes in product mix, continued success in technological advances and delivering technological innovations, shortages in components, production delays due to performance quality issues with outsourced components, and various other factors beyond the Company's control.